                                                               Exhibit (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            LITTLE SWITZERLAND, INC.
                                       AT
                              $2.40 NET PER SHARE
                                       BY

                                   TSAC CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                 TIFFANY & CO.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON FRIDAY, SEPTEMBER 13, 2002, UNLESS THE OFFER IS EXTENDED.

     TSAC Corp., an indirect wholly-owned subsidiary of Tiffany & Co., is offering to purchase at a price of $2.40 net per share in cash all outstanding shares of common stock of Little Switzerland, Inc. (including all shares issued upon exercise of options and warrants), on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal. Our offer is conditioned on, among other things, the tender of a sufficient number of Little Switzerland shares so that, after the Little Switzerland shares are purchased pursuant to the offer and taking into account certain Little Switzerland shares to be purchased pursuant to a separate stock purchase agreement described herein, we would own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis. We currently own approximately 45% of the outstanding common stock of Little Switzerland. This offer is also subject to certain other conditions described in
Section 11, "The Offer -- Certain Conditions of the Offer." This offer is not conditioned on our obtaining any financing or the approval of Little Switzerland's Board of Directors.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   IMPORTANT

     Any Little Switzerland stockholder desiring to tender all or any portion of such stockholder's Little Switzerland shares should, as applicable:

     - Complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal with such stockholder's certificate(s) for the tendered Little Switzerland shares and any other required documents.

     - Follow the procedure for book-entry transfer of Little Switzerland shares set forth in Section 3, "The Offer -- Procedure for Tendering Shares."

     - Request such stockholder's broker, dealer, commercial bank, trust company or other nominee to tender shares for such stockholder. A stockholder whose Little Switzerland shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Little Switzerland shares as the registered stockholder.

     A stockholder who desires to tender Little Switzerland shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Little Switzerland shares by following the procedure for guaranteed delivery set forth in Section 3, "The
Offer -- Procedure for Tendering Shares."

     Questions and requests for assistance may be directed to Morrow & Co., the Information Agent for this offer, or the Dealer Manager for this offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the broker, dealer, commercial bank or trust company holding your shares.

                             ---------------------

             THE DATE OF THIS OFFER TO PURCHASE IS AUGUST 15, 2002.

                  The Dealer Manager for this tender offer is:

                              LEHMAN BROTHERS INC.

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

                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
SUMMARY TERM SHEET..........................................    1
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER................    3
INTRODUCTION................................................    7
SPECIAL FACTORS.............................................    9
  Background of the Offer...................................    9
  Reasons for and Purpose of the Offer and the Merger;
     Tiffany & Co.'s Plans for Little Switzerland...........   11
  Purchaser's and Tiffany's Position Regarding the Fairness
     of the Offer and the Merger............................   12
  Report of Lehman Brothers to Selected Members of
     Management of Tiffany..................................   13
  Little Switzerland Financial Projections..................   15
  Certain Additional Little Switzerland Information.........   16
  Tiffany Ownership and Operating Relationships with Little
     Switzerland............................................   17
  Certain Related Party Transactions........................   17
  Conduct of Little Switzerland's Business if the Offer is
     Not Completed..........................................   19
THE OFFER...................................................   20
   1.  Terms of the Offer...................................   20
   2.  Acceptance for Payment and Payment for Shares........   21
   3.  Procedure for Tendering Shares.......................   22
   4.  Rights of Withdrawal.................................   25
   5.  Certain Federal Income Tax Consequences of the
     Offer..................................................   26
   6.  Price Range of Shares; Dividends.....................   27
   7.  Certain Information Concerning Little Switzerland....   28
   8.  Certain Information Concerning Tiffany & Co.,
     International and Purchaser............................   31
   9.  Merger; Appraisal Rights; Rule 13e-3.................   32
  10.  Source and Amount of Funds...........................   33
  11.  Certain Conditions of the Offer......................   34
  12.  Dividends and Distributions..........................   36
  13.  Certain Legal Matters................................   36
  14.  Certain Effects of the Offer.........................   37
  15.  Fees and Expenses....................................   38
  16.  Miscellaneous........................................   39
Schedule A Information Concerning the Directors and
  Executive Officers of Tiffany, International and
  Purchaser.................................................  A-1
Schedule B Security Ownership of Certain Beneficial Owners
  and Management............................................  B-1
Schedule C Section 262 of the Delaware General Corporate
  Law.......................................................  C-1

                               SUMMARY TERM SHEET

     This summary highlights important information from this Offer to Purchase but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

     - TSAC Corp., an indirect wholly-owned subsidiary of Tiffany & Co, is offering to buy all of the outstanding shares of common stock of Little Switzerland, including any shares issued upon exercise of options and warrants. The tender price is $2.40 net per share in cash, without interest. See "Introduction" and Section 1, "The Offer -- Terms of the Offer."

     - We currently own approximately 45% of the outstanding Little Switzerland shares. See "Introduction."

     - TSAC Corp. has entered into a stock purchase agreement with Seymour Holtzman, his son Steven Holtzman and certain of their affiliates, including Jewelcor Management, Inc., who collectively beneficially own approximately 12% of the outstanding Little Switzerland shares, to purchase all of the Little Switzerland shares beneficially owned by them, subject to conditions identical to the conditions of the tender offer, including the minimum tender condition described below. See "Special Factors -- Background of the Offer." For convenience of reference, we refer to Seymour Holtzman, Steven Holtzman, Jewelcor Management, Inc. and their affiliates who have entered into the stock purchase agreement as the "Holtzmans."

     - This is a "going private" transaction. If the tender offer is successful and we own at least 90% of the outstanding Little Switzerland shares, including the Little Switzerland shares purchased from the Holtzmans, as described above, we will cause TSAC Corp. to merge into Little Switzerland (the "Merger") and, as a result:

      -- Tiffany & Co. will own all of the equity interests in Little
         Switzerland;

      -- You will no longer have any interest in Little Switzerland's future earnings or growth;

      -- Little Switzerland will no longer be a public company;

      -- There will be no trading market for Little Switzerland shares; and

      -- Little Switzerland shares will no longer trade on the Over the Counter
         Bulletin Board.

     See Section 14, "The Offer -- Certain Effects of the Offer."

     - We are not required to complete the tender offer, or purchase the shares from the Holtzmans pursuant to the stock purchase agreement, unless a sufficient number of Little Switzerland shares are tendered so that, after we purchase shares pursuant to the tender offer and taking into account the shares we will purchase pursuant to the stock purchase agreement with the Holtzmans, we would own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis. We have the right to waive or reduce the number of Little Switzerland shares that are required to be tendered in the tender offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934. In no event, however, will we purchase Little Switzerland shares in the tender offer, or purchase the shares from the Holtzmans pursuant to the stock purchase agreement, if less than a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by us or by the Holtzmans, are tendered in the tender offer. See "Introduction" and Section 11, "The Offer -- Certain Conditions of the Offer."

     - We have commenced the tender offer without obtaining the approval of Little Switzerland's Board of Directors. The offer is not conditioned on the approval of the Little Switzerland Board of Directors. See "Special Factors -- Background of the Offer."

     - The offer is not conditioned on Tiffany & Co. or any of its subsidiaries obtaining any financing. See Section 10, "The Offer -- Source and Amount of Funds."

     - Any stockholders who do not tender their shares and who dissent from the Merger may exercise appraisal rights in accordance with Delaware law. See
       Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3."

     - In the Merger, we will pay to those stockholders who do not tender their shares and do not exercise their appraisal rights the same consideration as we pay in the tender offer. See "Introduction" and Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3."

     - Stockholders who sell their shares in the tender offer will receive cash for their shares sooner than stockholders who wait for the Merger to occur or those who exercise their appraisal rights. Stockholders who sell their shares in the offer will not be entitled to a judicial appraisal of the fair value of their shares under Delaware law.

     - You may tender your shares under the offer until 5:00 p.m., New York City time, on Friday, September 13, 2002, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See Section 3, "The
       Offer -- Procedure for Tendering Shares," for information about tendering your shares.

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

WHO IS OFFERING TO BUY MY LITTLE SWITZERLAND SHARES?

     TSAC Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Tiffany & Co., is offering to buy your Little Switzerland shares as described in this document. See Section 8, "The Offer -- Certain Information Concerning Tiffany & Co., International and Purchaser," for further information about us.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the Little Switzerland shares that we do not currently own, including shares issued upon exercise of options and warrants. For information about the conditions to the offer, see Section 11, "The
Offer -- Certain Conditions of the Offer."

HOW MUCH IS TIFFANY & CO. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $2.40 for each Little Switzerland share, net to you, in cash. See "Introduction" and Section 1, "The Offer -- Terms of the Offer," for information about the terms of the offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 3, "The Offer -- Procedure for Tendering Shares."

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

     If you are a U.S. taxpayer, your receipt of cash for Little Switzerland shares in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between the cash you receive in the offer and your adjusted tax basis in the Little Switzerland shares you sell in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if you have held the shares for more than one year at the time the offer is completed. We urge you to consult your own tax advisor as to the particular tax consequences of the offer to you. See Section 5, "The Offer -- Certain Federal Income Tax Consequences of the Offer."

DOES TIFFANY & CO. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We have the financial resources to pay for all the Little Switzerland shares with our cash on hand. THE TENDER OFFER IS NOT CONDITIONED ON OUR OBTAINING ANY FINANCING. See Section 10, "The Offer -- Source and Amount of Funds."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is conditioned on, among other things, satisfaction of these two important conditions:

     - the tender of a sufficient number of Little Switzerland shares so that, after the purchase of the shares pursuant to the offer and the shares to be acquired pursuant to the stock purchase agreement with the Holtzmans, we would own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis (the "Minimum Condition"); and

     - the tender of at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by us or by the Holtzmans (the "Majority of the Minority Condition").

     See "Introduction and Section 11, "The Offer -- Certain Conditions of the Offer," for a complete description of all the conditions to which the offer is subject.

WHY IS TIFFANY & CO. MAKING THIS OFFER?

     Tiffany already is the owner of approximately 45% of Little Switzerland's outstanding shares of common stock. We have determined that maintaining a significant minority interest in Little Switzerland is not a desirable long-term strategy. Through our officers' participation on the Board of Directors of Little Switzerland, we have come to understand that Little Switzerland requires significant additional capital in order to grow and become profitable in the future. We do not believe that Little Switzerland on its own could obtain financing from the capital markets at this time. In addition, we feel that the costs associated with the procedural and compliance requirements of a public company are a strain on Little Switzerland's management resources. Making Little Switzerland a wholly-owned subsidiary of Tiffany will reduce these complications and costs and allow us an opportunity to provide Little Switzerland with the additional capital it requires to fulfill its growth and business plans. See "Special Factors -- Reasons for and Purpose of the Offer and the Merger; Tiffany & Co.'s Plans for Little Switzerland" and "Special Factors -- Tiffany's Ownership and Operating Relationships with Little Switzerland."

IS THIS OFFER SUPPORTED BY THE LITTLE SWITZERLAND BOARD OF DIRECTORS?

     We commenced this offer without seeking or obtaining the prior approval of the Little Switzerland Board of Directors. The completion of the offer is not conditioned on the approval of the Little Switzerland Board of Directors. Although the Board of Directors of Little Switzerland has not made any recommendation, we believe that the tender offer price, which represents a substantial premium over the market price for shares of Little Switzerland common stock, is adequate. Federal securities laws require the Little Switzerland Board of Directors to advise Little Switzerland stockholders of its position on this offer within ten business days after the date of this document. Mr. Seymour Holtzman and two officers of Tiffany constitute three of the five directors on the Little Switzerland Board of Directors. These three directors are likely to abstain with respect to any determination as to the position of the Little Switzerland Board of Directors on this tender offer. See "Introduction."

WHY IS TIFFANY & CO. NOT SEEKING APPROVAL OF ITS OFFER FROM LITTLE SWITZERLAND'S INDEPENDENT DIRECTORS?

     We want to begin to realize the benefits of ownership and improve the capital and management resources of Little Switzerland as soon as possible. We believe that making a tender offer directly to Little Switzerland's stockholders will be significantly faster, and incur significantly less cost to us and to Little Switzerland, than making a proposal for consideration by Little Switzerland's independent directors and negotiating a merger agreement with those directors. In this connection, we note that the purchase price for the shares is the same price that we negotiated on an arms-length basis with the Holtzmans. We believe that the Little Switzerland stockholders are capable of evaluating the fairness of the offer. We also note that approximately 79% of the Little Switzerland shares (assuming exercise of all outstanding options and warrants) owned by stockholders other than the Holtzmans and us would need to be tendered to satisfy the Minimum Condition. We believe that acceptance of the offer by the holders of this very high percentage of Little Switzerland's common stock would provide meaningful procedural protection that obviates the need for Little Switzerland Board approval. Accordingly, we are not seeking to negotiate our offer with Little Switzerland's Board of Directors. See "Special
Factors -- Background of the Offer -- Development of the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

     You may tender your shares under the offer until 5:00 p.m., New York City time, on Friday, September 13, 2002, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See Section 1, "The Offer -- Terms of the Offer" and
Section 3, "The Offer -- Procedure for Tendering Shares," for information about tendering your shares.

CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     Yes, we may elect to extend the offer. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See Section 1, "The Offer -- Terms of the Offer," for information about extension of the offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Following our purchase of all shares tendered during the offering period, we may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been accepted for payment may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. We are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days. See Sections 1 and 4, "The
Offer -- Terms of the Offer," and "The Offer -- Rights of Withdrawal," respectively, for more information concerning any subsequent offering period.

HOW DO I TENDER MY SHARES?

     If you hold the certificates for your shares, you should complete the Letter of Transmittal, enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the offer, which is 5:00 p.m., New York City time, on Friday, September 13, 2002, unless extended. If you cannot comply with these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3, "The Offer -- Procedure for Tendering Shares," for more information on the procedures for tendering your shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You (or your broker if your shares are held in "street name") may withdraw the tender of your shares at any time before the expiration date of the offer. However, Shares tendered during any subsequent offering period may not be withdrawn for any reason. See Section 4, "The Offer -- Rights of Withdrawal," for more information.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document. The notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4, "The
Offer -- Rights of Withdrawal."

IF TIFFANY & CO. CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

     If the tender offer is successful and we own at least 90% of the outstanding Little Switzerland shares, including the shares acquired pursuant to the stock purchase agreement with the Holtzmans, we will cause TSAC Corp. to merge with and into Little Switzerland and pay to the Little Switzerland stockholders who have not tendered their shares the same consideration we paid for shares in the tender offer. After the Merger, Little Switzerland will be a wholly-owned subsidiary of Tiffany. Little Switzerland stockholders who do not tender their shares in the offer will have a right to dissent and demand an appraisal of the fair value of their shares under Delaware law. If the Minimum Condition is not satisfied, we do not intend to acquire any Little Switzerland shares from the Holtzmans or from the public. See
Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3."

WHEN DOES TIFFANY & CO. EXPECT TO COMPLETE THE OFFER AND THE MERGER?

     We hope to complete the offer on Friday, September 13, 2002, the initial scheduled expiration date. We may extend the offer, however, if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend the offer by the rules of the SEC. We expect to complete the Merger shortly after completion of the offer. See Section 1, "The
Offer -- Terms of the Offer" and Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3."

WILL I HAVE THE RIGHT TO HAVE MY LITTLE SWITZERLAND SHARES APPRAISED?

     If you tender your Little Switzerland shares in the offer, you will not be entitled to exercise statutory appraisal rights under Delaware law. If you do not tender your shares in the offer and the Merger occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your Little Switzerland shares plus a fair rate of interest, if any, from the date of the Merger. The appraised value may be more than, less than or the same as the cash consideration we pay in the offer and the Merger. See Section 9, "The
Offer -- Merger; Appraisal Rights; Rule 13e-3."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If you do not tender in the offer and the Merger occurs, you will receive the same consideration as paid in the tender offer, subject to your right to dissent and demand an appraisal of the fair value of your shares under Delaware law. If you exercise your appraisal rights, you will not receive the Merger consideration unless you waive or effectively lose your appraisal rights.

     If you do not tender in the offer and the Merger does not occur, and we purchase shares in the offer, our purchase of shares will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the remaining shares held by the public. The shares may no longer be quoted on the Over the Counter Bulletin Board. Little Switzerland may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. See Section 14, "The Offer -- Certain Effects of the Offer," for complete information about the effect of the offer on your shares.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On, Monday, August 12, 2002, the last full trading day prior to the public announcement of our intention to commence the offer, the reported closing price of the Little Switzerland shares on the Over the Counter Bulletin Board was $1.39 per share. You should obtain a recent market quotation before deciding whether to tender your shares. See Section 6, "The Offer -- Price Range of Shares; Dividends," for recent high and low sales prices for the shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     If you have questions or you need assistance you should contact the Information Agent, Morrow & Co., Inc., at (800) 607-0088 or the Dealer Manager, Lehman Brothers Inc., collect at (212) 526-3444 or (212) 526-2566. See the back cover page of this offer to purchase for more information.

To the Holders of Common Stock of
Little Switzerland:

                                  INTRODUCTION

     TSAC Corp. ("Purchaser"), an indirect wholly-owned subsidiary of Tiffany & Co. ("Tiffany"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Little Switzerland, Inc. ("Little Switzerland") at a purchase price of $2.40 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The per Share Offer price represents a 73% premium to the closing price of Little Switzerland common stock on August 12, 2002, the last full trading day before the public announcement of Tiffany's intention to commence the Offer.

     If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. If you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, however, you may be subject to a required backup withholding of U.S. federal income tax at a rate of 30% of the gross proceeds payable to you. We will pay all charges and expenses of Mellon Investor Services LLC, as Depositary (the "Depositary"), Morrow & Co., Inc., as Information Agent (the "Information Agent"), and Lehman Brothers Inc., as Dealer Manager (the "Dealer Manager"), incurred in connection with the Offer.

     OUR OFFER IS CONDITIONED, AMONG OTHER THINGS, ON:

     - THE TENDER OF A SUFFICIENT NUMBER OF SHARES SO THAT, AFTER THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER AND THE PURCHASE OF THE SHARES TO BE ACQUIRED PURSUANT TO THE STOCK PURCHASE AGREEMENT WITH THE HOLTZMANS, WE WOULD OWN AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"); AND

     - THE TENDER OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING SHARES BENEFICIALLY OWNED BY US OR BY THE HOLTZMANS (THE "MAJORITY OF THE MINORITY CONDITION").

     WE RESERVE THE RIGHT TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE A SMALLER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECTIONS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WE HAVE NO CURRENT EXPECTATION THAT WE WOULD SEEK TO EXERCISE THIS RIGHT. IN NO EVENT, HOWEVER, WILL WE PURCHASE SHARES IN THE OFFER UNLESS THE MAJORITY OF THE MINORITY CONDITION IS SATISFIED. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, "THE OFFER -- TERMS OF THE OFFER," AND SECTION 11, "THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring all of the equity of Little Switzerland. If the Offer is successful and we own at least 90% of the outstanding Shares, including the Shares purchased from the Holtzmans, we will cause Purchaser to merge with Little Switzerland through a short-form merger (the "Merger"). In the Merger, each outstanding Share that we do not own (other than Shares held by Little Switzerland stockholders who dissent from the Merger and perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the same consideration that we paid in the Offer, without interest. See Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3." Under the DGCL, if we own at least 90% of the outstanding Shares, we can consummate the Merger without a vote of or prior notice to the remaining stockholders or Board of Directors of Little Switzerland. See Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3." As a result of the Offer and the Merger, Little Switzerland would become a wholly-owned subsidiary of Tiffany and the Shares would no longer trade publicly.

     We have not asked the Little Switzerland Board of Directors to approve the Offer or the Merger. The Little Switzerland Board must file with the Securities and Exchange Commission (the "SEC"), and provide to the Little Switzerland stockholders, a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the date of this document. We encourage you to review carefully the Schedule 14D-9 when it becomes available.

     As of the date hereof, Tiffany, through its wholly-owned subsidiary Tiffany & Co. International ("International"), owns 7,410,000 Shares, representing approximately 45% of the outstanding Shares and approximately 45% of the voting power of Little Switzerland.

     According to information received from Little Switzerland, there are approximately 16,721,972 Shares outstanding and approximately 1,581,240 Shares subject to issuance of options and warrants outstanding as of August 14, 2002. Based on the foregoing, we believe that there would be approximately 18,303,212 Shares outstanding on a fully-diluted basis (treating as outstanding all Shares issuable upon the exercise of all outstanding options and warrants). Because Tiffany beneficially owns 7,410,000 Shares and the Holtzmans beneficially own approximately 1,970,000 Shares (including 233,000 Shares subject to exercise of outstanding options), we believe that at least approximately 7,100,000 Shares of the approximately 8,900,000 fully-diluted Shares held by the public must be tendered to satisfy the Minimum Condition. We believe that at least approximately 3,800,000 Shares must be tendered by the public to satisfy the Majority of the Minority Condition.

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the Offer and the Merger. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect the accuracy of such forward-looking statements include, among other things:

     - general economic, capital market and business conditions;

     - terrorist attacks on the United States or international targets;

     - changes in government regulation;

     - the risks and uncertainties described in Little Switzerland's and Tiffany's filings with the SEC under the Exchange Act;

     - changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

     - competitive factors in the industries in which Little Switzerland and Tiffany operate; and

     - the ability to execute fully our business strategy after taking Little Switzerland private.

     The information contained in this Offer to Purchase concerning Little Switzerland was obtained from publicly available sources. We do not take any responsibility for the accuracy of such information.

     THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER -- CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 13, 2002, UNLESS WE EXTEND IT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

  TIFFANY'S INVESTMENT IN LITTLE SWITZERLAND

     Tiffany is an international jewelry and specialty retailer. On May 1, 2001, Tiffany, through its wholly-owned subsidiary, Tiffany & Co. International ("International"), purchased 7,410,000 Shares pursuant to a stock purchase agreement between International and Little Switzerland.

     At the time of this investment, Tiffany had been informed by Little Switzerland that Little Switzerland had been seeking, without success, a merger partner or a strategic investor. Little Switzerland noted that it was experiencing significant liquidity concerns and that certain key suppliers were unwilling to extend credit for the purchase of inventory. To address these liquidity concerns, Tiffany agreed to purchase, directly from Little Switzerland, 7,410,000 Shares for $9,262,500 ($1.25 per Share) and to make available a $2.5 million line of credit.

     Tiffany was willing to make the investment in 2001 because it believed that Little Switzerland had a valuable position and established reputation within its markets -- assets that, if properly developed with capital resources and management skills, could lead to growth and profitability and a favorable return on investment. Secondarily, Tiffany believed that Little Switzerland's stores would make an attractive retail outlet for TIFFANY & CO. brand jewelry in the Caribbean region.

     In connection with this investment, Little Switzerland, Tiffany and the Holtzmans entered into a stockholder agreement, and Tiffany and the Holtzmans entered into an investor agreement. These agreements in essence provided that the Board of Directors of Little Switzerland would consist of five persons, two of whom would be nominees of Tiffany and one of whom would be a nominee of the Holtzmans. The stockholder agreement also provided Tiffany and the Holtzmans with certain rights to maintain their percentage ownership in Little Switzerland, to participate in any sale of Shares by the other and with rights to cause Little Switzerland to register their Shares with the SEC in connection with any proposed public sale. These agreements will terminate upon the closing of the purchase of Shares pursuant to the Offer and the stock purchase agreement with the Holtzmans.

  DEVELOPMENT OF THE OFFER

     Since the time of International's acquisition of Little Switzerland's common stock, Tiffany, through the participation of its officers on Little Switzerland's Board of Directors, has gained greater insight into the challenges facing Little Switzerland. In particular, Little Switzerland's need for additional capital and improvements in infrastructure has led Tiffany to consider this tender offer as further described under "Special
Factors -- Reasons for and Purpose of the Offer and the Merger; Tiffany's Plans for Little Switzerland."

     On November 15, 2001, Tiffany management discussed with the Board of Directors of Tiffany Little Switzerland's need for an additional capital infusion and the difficulty Little Switzerland was facing in raising this additional capital due in part to Tiffany's significant minority interest in Little Switzerland, which made third party investments unlikely, and the geographic location of Little Switzerland, which made collateralized debt financing impracticable. The Board of Directors of Tiffany determined that it would not be prudent to advance further funds to Little Switzerland, or to guarantee additional debt financing, while remaining a significant but minority stockholder.

     In May 2002, Seymour Holtzman expressed to certain members of Tiffany management a willingness to sell his interest in Little Switzerland to Tiffany. Tiffany management then engaged Lehman Brothers Inc. ("Lehman Brothers") to advise Tiffany with respect to its investment in Little Switzerland and its potential acquisition of the Holtzmans' Shares as well as the remaining Shares held by the public. On June 5, 2002, Lehman Brothers presented to selected members of Tiffany management certain materials prepared to assist Tiffany management in consideration of the potential acquisition of Little Switzerland. See "Special Factors -- Reasons for and Purpose of the Offer and the Merger; Tiffany & Co.'s Plans for

Little Switzerland" for details regarding Tiffany's reasons for the Offer and the Merger. During the month of June 2002, Lehman Brothers and Seymour Holtzman discussed a possible sale of the Holtzmans' Shares to Tiffany. Lehman Brothers initially indicated that Tiffany would be willing to pay $2.40 per Share.

     Tiffany management decided that it would be unwilling to acquire the Holtzmans' Shares without making a similar offer to all holders of Little Switzerland common stock, and that it would be undesirable to acquire any additional Shares unless Tiffany could be reasonably assured of being able to acquire all of the outstanding Shares. Upon the advice of its outside legal counsel, Gibson, Dunn and Crutcher LLP ("Gibson Dunn"), Tiffany determined that to ensure that the Offer process would be fair, Purchaser would not purchase the Holtzmans' Shares unless a substantial majority of the public were willing to sell their Shares on the same terms, and would not close the Offer and the subsequent Merger unless a majority of the Shares not held by International or the Holtzmans were tendered in the Offer.

     Tiffany determined to make the Offer directly to the shareholders of Little Switzerland without approaching the management or the Board of Directors of Little Switzerland in order to avoid the costs to both Tiffany and Little Switzerland that would arise in connection with responding, on a substantive and procedural basis, to a proposal from Tiffany to acquire all of the outstanding Shares. Tiffany recognized that three of the five members of the Little Switzerland Board of Directors -- two representatives of Tiffany and Seymour Holtzman -- were interested parties in any such transaction and therefore would refrain from any participation at the Little Switzerland Board level in considering a proposal from Tiffany.

     In late June 2002, the parties reached a tentative agreement, subject to Tiffany Board approval and the execution and delivery of definitive agreements, for Tiffany to purchase the Holtzmans' Shares at $2.50 per Share. On June 18, 2002, Gibson Dunn provided a draft stock purchase agreement to Seymour Holtzman. The draft stock purchase agreement provided that at the closing of the Offer, International would purchase each of the 1,969,692 Shares beneficially owned by the Holtzmans, including Shares issuable upon exercise of outstanding options to the extent such Shares are issued before the closing of the Offer, and that all options held by the Holtzmans that were not exercised by the closing of the Offer would be tendered to Little Switzerland for cancellation. The draft stock purchase agreement contemplated that the price to be paid per Share to the Holtzmans would be identical to the price per Share paid to holders who tender their Shares pursuant to the Offer. The closing of the purchase of the Holtzmans' Shares under the draft stock purchase agreement would be subject to the same conditions of the Offer, including the Minimum Condition.

     On June 20, 2002, Tiffany's Board of Directors signed a unanimous written consent to approve the Stock Purchase Agreement with the Holtzmans, the Offer and the Merger and to authorize Tiffany management to enter into the stock purchase agreement, announce the Offer and take all other necessary actions in order to consummate the closing of the stock purchase agreement with Mr. Holtzman and his affiliates, the Offer and the Merger.

     Over the following several weeks, as stock market conditions deteriorated and no definitive agreements were executed, Tiffany reduced its offer price to $2.40 per Share. Following further discussions between Seymour Holtzman and Lehman Brothers, the parties agreed to a price of $2.40 per Share, subject to adjustment so that the Holtzmans would receive the same price as the public stockholders in the Offer. Tiffany and the Holtzmans executed and delivered the definitive stock purchase agreement on August 12, 2002.

     After the close of business on August 12, 2002, Tiffany issued a press release announcing its intention to commence the tender offer on or soon after August 15, 2002.

     At a meeting of the Board of Directors of Little Switzerland held on August 13, 2002, the Board of Directors, including the nominees of Tiffany & Co., were informed that management of Little Switzerland had received, on August 12, 2002, a letter, dated August 6, 2002, from an individual named Edward Shapiro inquiring whether Little Switzerland would be interested in a cash offer for all outstanding Shares. The letter indicated that, if Little Switzerland were interested in such an offer, it should so indicate to

Mr. Shapiro, who in turn would identify his "investor group." Although no offer was made in the letter, nor was there any indication of the price that the "investor group" would offer for the outstanding Shares or of the timing or conditions of any offer, the Board of Directors established an Independent Committee of the Board to initiate discussions with Mr. Shapiro to determine whether his inquiry may lead to a bona fide offer. Tiffany & Co. was unaware of the existence of this letter prior August 13, 2002, and its nominees informed the other members of the Little Switzerland Board of Directors that Tiffany & Co. would have no interest in selling its Shares to the "investor group."

     On August 15, 2002, the Offer was commenced.

REASONS FOR AND PURPOSE OF THE OFFER AND THE MERGER; TIFFANY & CO.'S PLANS FOR LITTLE SWITZERLAND

     We have determined that maintaining a significant minority interest in Little Switzerland is not a desirable long-term strategy. Through our officers' participation on the Board of Directors of Little Switzerland, we have come to understand that Little Switzerland requires significant additional capital in order to increase sales and achieve profitability in the future. We do not believe that Little Switzerland on its own could obtain financing from the capital markets at this time. Moreover, we believe that it would not be prudent to advance further funds to Little Switzerland, or to guarantee additional debt financing as a minority stockholder because we would derive only a portion of the benefits contributed.

     In addition, conflicts of interests between Tiffany and Little Switzerland have arisen in connection with our subordination of indebtedness owed by Little Switzerland to Tiffany to debt owed by Little Switzerland to other creditors. Although we are not able to consolidate our financial statements with Little Switzerland, suppliers and lenders to Little Switzerland expect Tiffany to subordinate its position to theirs. For example, Little Switzerland's new lending institution required that Tiffany subordinate its line of credit to the new lender's position as a condition to extending credit to Little Switzerland.

     In addition, we feel that the costs associated with the procedural and compliance requirements of a public company are a strain on Little Switzerland's management resources. Making Little Switzerland a wholly-owned subsidiary of Tiffany will reduce these complications and costs and allow Little Switzerland management an opportunity to focus its attention on operations and a return to profitability.

     Upon the successful completion of the Offer and the Merger, we would be willing to make further contributions of capital and management expertise in order to effect changes and improvements that we believe are necessary for Little Switzerland to increase sales and achieve profitability. Among the changes and improvements we foresee making are: increased capital infusions for store openings, inventory and renovations; improved information systems, warehouse management, store planning and financial controls; introduction of a comprehensive planning discipline; and provision of improved accounting and administrative services. See "Special Factors -- Tiffany Ownership and Operating Relationships with Little Switzerland."

     The purpose of the Offer is for Tiffany to acquire for cash as many outstanding Shares as possible. In conjunction with the purchase of the Holtzmans' Shares, the Offer is a first step in acquiring the entire equity interests in Little Switzerland not owned by Tiffany and its subsidiaries. The Merger is intended to eliminate any remaining minority interest.

     If the Offer is successful and we obtain at least 90% of the fully-diluted Shares including the Shares purchased pursuant to the stock purchase agreement with the Holtzmans, we will effect the Merger. As a result of the Offer and the Merger, Little Switzerland would become a wholly-owned subsidiary of Tiffany and the Shares would no longer trade publicly.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Tiffany and its subsidiaries of the outstanding Shares should fall below 90% due to the exercise of outstanding options to acquire Shares or for any other reason, Purchaser may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

     Following completion of the Offer and the Merger, we will cause the Shares to be delisted from the Over the Counter Bulletin Board and Little Switzerland will be a privately held corporation. Accordingly, current stockholders who are not affiliated with us will not have the opportunity to participate in the earnings and growth of Little Switzerland and will not have any right to vote on corporate matters. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from Little Switzerland's operations or from any decline in the value of Little Switzerland.

     Except as otherwise described in this Offer to Purchase, Tiffany has no current plans or proposals or negotiations which relate to or would result in:
(i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Little Switzerland; (ii) any purchase, sale or transfer of a material amount of assets of Little Switzerland;
(iii) any material change in Little Switzerland's present dividend rate or policy; (iv) any change in the management of Little Switzerland (other than Tiffany's intention to appoint a board of directors comprised solely of members of Little Switzerland's and Tiffany's management after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in Little Switzerland's corporate structure or business. We expressly reserve the right to change our business plans with respect to Little Switzerland based on future developments.

PURCHASER'S AND TIFFANY'S POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

     We believe the Offer and the Merger are both financially and procedurally fair to Little Switzerland's stockholders who are not affiliated with Purchaser, Tiffany or the Holtzmans. We base our belief on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer and the Merger.

     - The $2.40 per Share cash consideration payable in the Offer represents an approximately 73% premium to the closing price on August 12, 2002, the last trading day prior to public announcement of the Offer, and represents a 92% premium to the $1.25 per Share paid by Tiffany in May 2001 in connection with its initial investment in Little Switzerland.

     - The Offer is conditioned on the tender of at least a majority of the Shares not owned by Tiffany or the Holtzmans -- the Majority of the Minority Condition. Satisfaction of this condition will require that at least approximately 3,800,000 Shares of the approximately 7,600,000 outstanding Shares not owned by Tiffany or the Holtzmans (more than 50% of such Shares) are tendered. The Majority of the Minority Condition is designed to provide a true opportunity to the public to determine if the Offer is fair.

     - The Offer is conditioned on the tender of a sufficient number of Shares so that, after the Shares are purchased pursuant to the Offer and the stock purchase agreement with the Holtzmans, we would own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis -- the Minimum Condition. Satisfaction of this condition will require that at least approximately 7,100,000 of the Shares not owned by us or the Holtzmans are tendered. The Minimum Condition is designed to provide meaningful procedural protection for Little Switzerland stockholders.

     - The Offer and the Merger provide the Little Switzerland stockholders substantially greater opportunity to sell their holdings in Little Switzerland at a premium than has been available in the public market, where historically low volumes of trading have greatly limited liquidity.

     - Tiffany's ownership of approximately 45% of the currently outstanding Shares may have limited the financing alternatives available to Little Switzerland.

     - We believe that the Little Switzerland stockholders are capable of evaluating the Offer.

     - Little Switzerland stockholders who elect not to tender their Shares in the Offer will receive the same consideration in the Merger that we pay in the Offer, subject to their right to dissent from the Merger and demand an appraisal of the fair value of their Shares under the DGCL. This provision is designed to eliminate any concern on the part of Little Switzerland stockholders that they should tender into the Offer or risk being treated less fairly.

     - The fact that, prior to our initial investment in Little Switzerland, Little Switzerland attempted unsuccessfully to find a merger partner or a strategic investor.

     - The fact that the Holtzmans, who have a representative on the Board of Directors of Little Switzerland, have agreed to sell their Shares to Tiffany on the same terms and conditions as the Offer.

     - The materials prepared by Lehman Brothers and discussed with selected management of Tiffany on June 5, 2002 regarding the potential purchase by Tiffany of the publicly held Shares, including the relatively low historical trading prices and volumes of Little Switzerland common stock over various periods between May 23, 1997 and May 24, 2002 and the fact that the Offer price represents a significant premium to the book value of the equity of Little Switzerland. See "Special Factors -- Report of Lehman Brothers to the Board of Directors of Tiffany."

     We believe that each of the foregoing observations is relevant to all Little Switzerland stockholders who are not affiliated with us.

     We determined that the following factor was not a relevant indicator of the value of the Shares:

     - liquidation value, which we do not believe to be relevant because substantial value results from continuing Little Switzerland as a going concern and liquidation would destroy that value.

     The foregoing discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the Offer and the Merger, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching our determination and recommendation.

REPORT OF LEHMAN BROTHERS TO SELECTED MEMBERS OF MANAGEMENT OF TIFFANY

     As financial advisor to Tiffany in connection with the tender offer, Lehman Brothers was not requested to, and did not, render any appraisal or opinion in connection with the tender offer. However, Lehman Brothers did prepare materials that were presented to selected members of management of Tiffany on June 5, 2002. This presentation was made in order to assist the management of Tiffany in their negotiations regarding the potential acquisition of Little Switzerland, and Lehman Brothers did not make any findings, recommendations or conclusions in the presentation. Among other things, this presentation provided various methodologies to analyze the potential purchase of Little Switzerland. These analyses, which are described below, do not purport to be the most appropriate and relevant methods of analysis for these particular circumstances. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results of values, which may be significantly more or less favorable than as set forth in the analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Tiffany, Little Switzerland, selected members of Tiffany's management team, our board of directors, Lehman Brothers or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Lehman Brothers' advisory services were provided for the assistance of Tiffany in connection with its negotiations regarding the potential acquisition of Little Switzerland. This presentation is not intended to be and does not constitute a recommendation to any public stockholder of Little Switzerland as to how such stockholder should vote with respect to the merger. THESE PRESENTATIONS SHOULD NOT BE DEEMED TO CONSTITUTE AN OPINION THAT THE $2.40 PRICE PER SHARE CONSIDERATION TO BE OFFERED TO THE LITTLE SWITZERLAND STOCKHOLDERS (OTHER THAN TIFFANY AND ITS AFFILIATES) IS FAIR, FROM A FINANCIAL POINT OF VIEW OR OTHERWISE, TO SUCH STOCKHOLDERS, TO TIFFANY, OR TO ANY OTHER PERSON.

     In preparing its presentation materials, Lehman Brothers reviewed and analyzed, among other things:

     - publicly available information concerning Little Switzerland and various companies that Lehman Brothers deemed comparable to Little Switzerland (which included Zale, Whitehall Jewelers, Friedman's, Finlay Enterprises, Mayor's Jewelers and Reeds Jewelers, collectively the "Peer Group") that Lehman Brothers believed to be relevant to its analysis, including each of the periodic reports and proxy statements filed by Little Switzerland and the Peer Group since January 1, 2000, including the audited and unaudited financial statements included in such reports and statements; and

     - a trading history of the stocks of Little Switzerland and the Peer Group from May 23, 1997 to May 24, 2002.

     In the materials prepared by Lehman Brothers and presented to selected members of Tiffany's management on June 5, 2002, the following methodologies were included: stock price performance analysis, trading history analysis, comparable company analysis and comparable transaction analysis, as described below. The presentation materials also included a business and financial overview of Little Switzerland, a review of Little Switzerland's defensive profile and an overview of Little Switzerland's ownership and Board of Directors.

     Stock Price Performance Analysis and Trading History. Using publicly available information, Lehman Brothers compiled data to form four graphs of stock price performance and historical trading data for Little Switzerland and its Peer Group. Graph one depicts stock price performance for Little Switzerland and the Peer Group, also called the Lehman Brothers Small-Cap Luxury Retail Composite, for the period May 23, 1997 to May 24, 2002; Little Switzerland decreased 69% and the Peer Group increased approximately 80% during the period. Graph two depicts stock price performance for Little Switzerland for the period May 23, 1997 to May 24, 2002; Little Switzerland's highest trading value during the five year period was $8.00 on April 30, 1998 and lowest trading value was $0.22 on October 21, 1999. Graph three depicts the one year historical trading volume analysis; the highest quantity of stock (39% of the volume traded in the past year) was traded when the stock was in the $1.76-$1.93 range, and the lowest quantity of stock (2% of total volume) was traded when the stock was in the $2.12-$2.29 range. Graph four depicts the five year historical trading volume analysis; the highest quantity of stock (37% of total volume traded in the past 5 years) was traded when the stock was in the $0.22-$1.33 range, and the lowest quantity of stock (2% of total volume) was traded when the stock was in the $4.67-$5.77 range.

     Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the public stock market trading multiples for Little Switzerland with those of the Peer Group. Lehman Brothers captured certain data, including trading price as of May 24, 2002, market capitalization, enterprise value, and revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and earnings as reported for the Last Twelve Months ("LTM"). Enterprise value means market capitalization plus total debt, less any cash or cash equivalents. Lehman Brothers then calculated the total debt/total capital ratio and the total debt/EBITDA ratio, in addition to enterprise value as a multiple of LTM revenue, LTM EBITDA and LTM EBIT and market price as a multiple of the LTM net income and book value. It was determined by Lehman Brothers that the Peer Group total debt/total capital ratio median was 33.8% as compared to 28.4% for Little Switzerland. Lehman Brothers also determined that the Peer Group median ratio of enterprise to LTM revenue multiple was 0.54x as compared to Little Switzerland's ratio of 0.66x. Finally, Lehman Brothers observed that the Peer Group median ratio of market capitalization to book value multiple was 0.91x as compared to Little Switzerland's ratio of 1.63x.

     Comparable Transaction Analysis. Using publicly available information, Lehman Brothers compared the transaction multiples for a number of acquisitions of notable luxury and jewelry companies over the past 5 years. The approximate size of these transactions range from $11 million to $266 million of enterprise value. It was determined by Lehman Brothers that the median ratio of transaction value to LTM revenue, LTM EBITDA and LTM EBIT was respectively 0.62x, 4.9x and 6.4x.

     Defense Profile Analysis. Using publicly available information, Lehman Brothers provided a summary of recent changes to Little Switzerland's anti-takeover provisions. Lehman Brothers also provided a summary of Little Switzerland's defense profile.

     Ownership and Board of Director Analysis. Using publicly available information, Lehman Brothers also analyzed Little Switzerland's ownership and board of directors structure. The analysis concludes that two of Little Switzerland's stockholders, Seymour Holtzman and Donald Sturm, control over 15% of the diluted Shares. Lehman Brothers also noted that Tiffany holds two out of five seats on the Board of Directors.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Tiffany selected Lehman Brothers because of its expertise, reputation and familiarity with Tiffany and Little Switzerland and because its investment banking professionals have substantial expertise in transactions similar to the Offer.

     The engagement of Lehman Brothers in connection with the proposed merger was formalized by an engagement letter dated June 13, 2002 between Tiffany and Lehman Brothers pursuant to which Tiffany has agreed to pay Lehman Brothers a cash fee of $600,000, a portion of which is contingent upon consummation of the Offer. In addition, Tiffany has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement.

     Lehman Brothers has performed various investment banking services for Tiffany in the past two years relating to both acquisition advisory and financing transactions, including acting as agent for Tiffany in connection with the private placement of $100 million of senior notes in July 2002, and has received customary fees for its services. A Managing Director of Lehman Brothers is a member of the Tiffany Board of Directors. In the ordinary course of Lehman Brothers' business, Lehman Brothers may actively trade in the equity and debt securities of Tiffany or Little Switzerland for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

LITTLE SWITZERLAND FINANCIAL PROJECTIONS

     Projections Prepared by Little Switzerland. We understand that Little Switzerland does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, as part of Little Switzerland's ongoing financial planning process, Little Switzerland prepares financial projections, which are not publicly available, of Little Switzerland's results of operations which are provided to the Board of Directors of Little Switzerland, in the ordinary course of business every other month (the "Little Switzerland Projections"). Two of the five directors of Little Switzerland are Tiffany representatives. In their capacities as directors of Little Switzerland, these two individuals receive the Little Switzerland Projections. Seymour Holtzman also received these projections in his capacity as a director of Little Switzerland.

     The following is a summary of the financial projections for the fiscal years ending May 2002 and May 2003 provided by Little Switzerland to Tiffany in August 2002.

                                                           FISCAL YEAR ENDING MAY 2003
                                     ------------------------------------------------------------------------
                       FISCAL YEAR                                                                   LEAST
                         ENDING                                    UNFAVORABLE   LESS FAVORABLE    FAVORABLE
                        MAY 2002      BEST CASE    EXPECTED CASE      CASE            CASE           CASE
                       -----------   -----------   -------------   -----------   --------------   -----------
Sales................  $59,625,000   $71,414,000    $69,900,000    $67,124,000    $64,031,000     $61,599,000
Gross Profit.........   26,771,000    33,515,000     32,133,000     30,543,000     28,871,000      27,525,000
Margin...............         44.9%         46.4%          46.0%          45.5%          45.1%           44.7%
Sales, General and
  Administration.....   30,588,000    32,372,000     31,923,000     31,406,000     30,827,000      30,381,000
Net Income (Loss) 52
  Weeks..............   (4,537,000)       42,000       (891,000)    (1,964,000)    (3,057,000)     (3,957,000)
Week 53 Profit.......           --       225,000        225,000        225,000        225,000         225,000
Net Income...........   (4,537,000)      267,000       (666,000)    (1,739,000)    (2,832,000)     (3,732,000)

     Cautionary Statement Concerning Little Switzerland Projections. The Little Switzerland Projections have been included in the Offer to Purchase for the limited purpose of giving stockholders access to financial projections that were prepared by Little Switzerland management and obtained by the two Tiffany representatives on the Little Switzerland Board of Directors in their capacities as directors of Little Switzerland. Such information was prepared by Little Switzerland management for internal use and not with a view to publication.

     The Little Switzerland Projections were based on assumptions concerning Little Switzerland's capital expenditures, business prospects and other revenue and operating assumptions, including increasing consumer confidence levels, positive attitudes towards flying and cruise taking and fair weather in the Caribbean. These assumptions were not disclosed in writing, but were reported orally by Little Switzerland management in their presentation to the Little Switzerland Board of Directors. Tiffany believes these projections generally are aggressive and are unlikely to be achieved. Tiffany accordingly has discounted them in its consideration of the Offer.

     Projected information of this type is considered a forward looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in Little Switzerland's filings with the SEC under the Exchange Act. These uncertainties and contingencies are difficult to predict and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Little Switzerland Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither Tiffany, Purchaser, International nor Little Switzerland's independent accountants were involved in the development or have audited, examined, compiled, reviewed or applied any agreed upon procedures to this information and, accordingly, are not associated with and assume no responsibility for the accuracy of this information. We make no representation as to the accuracy or validity of the foregoing projections.

CERTAIN ADDITIONAL LITTLE SWITZERLAND INFORMATION

     Little Switzerland is required by the federal securities laws to provide Little Switzerland stockholders with a "Solicitation/Recommendation Statement on
Schedule 14D-9" within ten business days from the date hereof. This Schedule 14D-9 will contain important information and may include certain material non-public information that Little Switzerland believes is necessary for stockholders to make a decision with respect to the Offer. We urge all Little Switzerland stockholders to carefully review this document when it becomes available.

TIFFANY OWNERSHIP AND OPERATING RELATIONSHIPS WITH LITTLE SWITZERLAND

     Little Switzerland and certain of its directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Tiffany and International and certain of their affiliates, directors and executive officers. Information regarding these transactions, including the amounts involved, is set forth below and in notes 7 and 11 to the consolidated financial statements included in Little Switzerland's Annual Report on Form 10-K for the fiscal year ended May 26, 2001 filed with the SEC on September 10, 2001. The description provided in this Offer for Purchase regarding these transactions is qualified by reference to Little Switzerland's Form 10-K. See Section 7, "The Offer -- Certain Information Concerning Little Switzerland -- Available Information."

CERTAIN RELATED PARTY TRANSACTIONS

  OPERATING AGREEMENTS

     In August 2001, Little Switzerland and Tiffany agreed in principle to create a Tiffany boutique in Little Switzerland's store located in Barbados. Pursuant to this agreement, Little Switzerland sells Tiffany's products, together with other prestigious brands. In addition, Little Switzerland purchased approximately $344,500 of merchandise from Tiffany during the nine month period ended February 23, 2002. These arrangements are terminable by either party at will at any time.

  AGREEMENTS RELATING TO TIFFANY'S INITIAL INVESTMENT IN LITTLE SWITZERLAND

     On May 1, 2001, Tiffany, through its wholly-owned subsidiary, International, made an equity investment in Little Switzerland by purchasing 7,410,000 newly-issued unregistered Shares at $1.25 per Share for an aggregate cost of approximately $9.3 million. In connection with Tiffany's equity investment in Little Switzerland, Tiffany entered into several related loan agreements to provide Little Switzerland with a line of credit of up to $2.5 million through April 30, 2006 (the "Tiffany Loan"). As of February 23, 2002, Little Switzerland had utilized $2.5 million of this facility. Little Switzerland used the proceeds from the Tiffany equity investment and the Tiffany Loan to pay off existing bank debt and for its working capital needs. Pursuant to a stockholder agreement entered into at the time of the Tiffany equity investment, Little Switzerland, International and the Holtzmans agreed that two out of the five directors on the Little Switzerland Board of Directors would be designated by Tiffany and one by the Holtzmans. The parties also agreed that Seymour Holtzman would serve as the Chairman of the Board of Directors of Little Switzerland through the February 15, 2002 annual meeting of Little Switzerland stockholders and until his successor is duly elected. At the February annual meeting, the Little Switzerland Bylaws were amended to eliminate the position of Chairman of the Board of Directors.

     Each of the stock purchase agreement, the loan agreements, the stockholders agreement and certain other agreements is described in greater detail below.

     Stock Purchase Agreement. On May 1, 2001, International and Little Switzerland entered into a stock purchase agreement under which International purchased 7,410,000 Shares. The stock purchase agreement also provided International with subscription rights allowing International to purchase additional Shares in order to maintain its relative share ownership in Little Switzerland. If the subscription right arises because of the issuance of securities to employees, officers, directors, contractors, advisors or consultants of Little Switzerland pursuant to incentive agreements or incentive plans approved by the Board of Directors and the stockholders of Little Switzerland, Shares purchased pursuant to the subscription right will be sold to International at market value. If the subscription right arises because of the issuance of securities other than as described in the foregoing sentence, the common stock purchased pursuant to the subscription right will be sold to International at the price at which the securities which gave rise to the subscription right were sold.

     Stockholder Agreement. On May 1, 2001, International, Little Switzerland and one of the Holtzman entities, Jewelcor Management, Inc., entered into a stockholder agreement. Pursuant to this agreement, the parties agreed to fix the number of seats on the Board of Directors of Little Switzerland at five, two of which are to be designated by International. One of the five Board seats will be filled by a person designated by the Holtzmans. One of the remaining two seats will be occupied by Little Switzerland's Chief Executive Officer and the other will be filled by a person who is not an officer or employee of Little Switzerland and is independent of any person who owns beneficially more than 5% of Little Switzerland common stock. Both of the remaining two seats must be reasonably acceptable to International and the Holtzmans. The stockholder agreement also provided that Mr. Seymour Holtzman would be Chairman of the Board of Directors through the February 15, 2002 annual meeting of Little Switzerland stockholders and until his successor is duly elected; that International will designate the Chairman of the Audit Committee of the Board of Directors; and that no material changes will be made to the business model of Little Switzerland without the unanimous approval of all directors.

     The stockholder agreement also provided that if any stockholder party to the stockholder agreement enters into an agreement to sell some or all of its Little Switzerland common stock, each of the other stockholders party to the stockholder agreement has the right to include a proportional amount of their own Little Switzerland common stock in such sale. The stockholder agreement further provided that if any stockholder party thereto receives a bona fide offer from a third party, other than an affiliate of that stockholder or an underwriter in connection with a public offering, to purchase some or all of its Little Switzerland common stock, the stockholder receiving such an offer must first offer such Shares to the other stockholders party to the stockholder agreement on the same terms and conditions.

     All rights of a stockholder party to the stockholder agreement terminate at the point in which any stockholder fails to own 50% of the number of Shares owned by that stockholder at the time such stockholder became a party to the stockholder agreement.

     Registration Rights Agreement. On May 1, 2001, International and Little Switzerland entered into a registration rights agreement to provide registration rights for all of the stock purchased by International pursuant to the stock purchase agreement.

     Loan Agreements. On May 1, 2001, Tiffany entered into loan agreements with three Little Switzerland entities. Under the loan agreements, the Little Switzerland entities may borrow up to a total of $2.5 million at an interest rate of 3% per year above LIBOR. Interest is payable semi-annually with principal and unpaid interest due on or before April 30, 2006. The loan agreements are collateralized by a subordinated interest in Little Switzerland's U.S. and U.S. Virgin Islands based inventory and receivables, as well as a subordinated pledge of two-thirds of the stock of Little Switzerland's foreign subsidiaries. Any funds provided under the loan agreements are subordinated to certain of Little Switzerland's credit facilities pursuant to a subordination agreement among the parties to the loan agreements and Little Switzerland's primary lender.

     Security, Pledge And Guaranty Agreements. On May 1, 2001, Tiffany entered into Security, Pledge and Guaranty Agreements with the three Little Switzerland entities serving as guarantors for all obligations and amounts outstanding under the loan agreements. In return for receiving money under the loan agreements, the Borrowers and Little Switzerland agreed to secure the indebtedness by granting a subordinated security interest in and lien on Little Switzerland's U.S. and U.S. Virgin Islands based inventory, including all receivables and two-thirds of the stock of Little Switzerland's foreign subsidiaries. Upon the occurrence of a default, subject to the subordination of its rights to Little Switzerland's primary lender, Tiffany will have the right to receive all cash payments paid in respect of the pledged stock and apply those payments against the obligations owed. Tiffany also may have all of the pledged stock registered in its name or in the name of its nominee and may thereafter exercise all voting, corporate and other rights pertaining to such pledged stock and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such pledged stock.

  SUBORDINATION TO NEW CREDIT AGREEMENT

     Little Switzerland's primary source of liquidity is the senior collateralized revolving and term loan credit facility with Congress Financial Corporation, which allows Little Switzerland to borrow up to $12 million through March 21, 2005. As a condition to entering into this credit facility, Congress Financial required Tiffany to enter into an Intercreditor and Subordination Agreement, pursuant to which Tiffany agreed to subordinate its existing indebtedness from Little Switzerland to any indebtedness that Little Switzerland might owe to Congress Financial.

CONDUCT OF LITTLE SWITZERLAND'S BUSINESS IF THE OFFER IS NOT COMPLETED

     If the Offer is not completed because the Majority of the Minority Condition is not satisfied, or the Minimum Condition or any other condition is not satisfied or waived, Tiffany and Purchaser expect that Little Switzerland's current management will continue to operate the business of Little Switzerland substantially as currently operated. In that event, Tiffany will re-evaluate the role of Little Switzerland within the overall strategy being pursued by Tiffany. In particular, Tiffany may consider:

     - disposing of its interest in Little Switzerland either in the public market or in private transactions;

     - purchasing the Shares owned by the Holtzmans;

     - engaging in open market or privately negotiated purchases of Shares to increase its ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger;

     - proposing that Purchaser and Little Switzerland enter into a merger agreement, which would require the approval of the Little Switzerland Board (which probably would refer the matter to a committee of independent directors) and the vote of Shares in favor of the merger (which vote in favor of the Merger would require approval by a majority of holders of the Shares);

     - discontinuing the selling relationship between Little Switzerland and Tiffany; or

     - keeping outstanding the public minority interest in Little Switzerland.

     If Tiffany and Purchaser were to pursue any of these alternatives, it might take considerably longer for the public stockholders of Little Switzerland to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. This could delay further capital infusions into Little Switzerland. Any such transaction may result in proceeds per Share to the public stockholders of Little Switzerland that are more or less than or the same as the Offer price.

                                   THE OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The
Offer -- Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer -- Rights of Withdrawal." The term "Expiration Date" means 5:00 p.m., New York City time, on September 13, 2002, unless Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 5:00 p.m., New York City time, on September 13, 2002, as such period may be extended is referred to as the "Offering Period."

     Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4, "The Offer -- Rights of Withdrawal."

     Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

     - to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The
       Offer -- Certain Conditions of the Offer;" and

     - to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Offer -- Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. Any such announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which requires that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     If, during the Offering Period, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer.

If, at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See Section 4, "The Offer -- Rights of Withdrawal."

     Tiffany has exercised its right as a stockholder of Little Switzerland to request Little Switzerland's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Tiffany expects Little Switzerland to provide Purchaser with Little Switzerland's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Tiffany also may request from the Information Agent Little Switzerland's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the Offer Conditions (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The
Offer -- Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

     - certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

     - a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

     - any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer -- Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

     Valid Tender.  To tender Shares pursuant to the Offer,

     - a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

     - the Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal) prior to the Expiration Date; or

     - the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     - the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of

       Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Tender Constitutes An Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment Of Proxies. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will be empowered, with respect to the Shares for which the appointment is effective, to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Little Switzerland, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with his correct social security or other taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that he is not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty and payment of cash to you pursuant to the Offer may be subject to backup withholding of U.S. federal income tax at a rate of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, also may be withdrawn at any time after October 11, 2002. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The
Offer -- Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn also must be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Tiffany, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer -- Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary, on behalf of Purchaser, nevertheless may retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time. The following statements and conclusions, therefore, could be altered or modified.

     The discussion does not consider holders of Shares:

     - in whose hands Shares are not capital assets,

     - who hold Shares as part of a hedge, "straddle," constructive sale or conversion or other risk reduction arrangement,

     - who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation or who hold restricted shares received as compensation or

     - who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons).

     Furthermore, the discussion does not consider the tax treatment of holders who exercise appraisal rights in the Merger, nor does it cover any aspect of state, local or foreign taxation or estate and gift taxation.

     The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Little Switzerland. Because individual circumstances may differ, each holder of Shares should consult his own tax advisor to determine the applicability of the rules discussed below to him and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" of U.S. federal income tax at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish his TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult his own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and principally traded on the Over the Counter Bulletin Board under the symbol "LSVI". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Over the Counter Bulletin Board based upon public sources:

                                                               SALES PRICE
                                                              -------------
CALENDAR YEAR                                                 HIGH     LOW
-------------                                                 -----   -----
2000:
  First Quarter.............................................  $1.19   $0.50
  Second Quarter............................................   1.50    0.22
  Third Quarter.............................................   1.13    0.35
  Fourth Quarter............................................   0.91    0.50

2001:
  First Quarter.............................................   1.56    0.68
  Second Quarter............................................   1.96    0.88
  Third Quarter.............................................   2.55    1.02
  Fourth Quarter............................................   2.10    1.21

2002:
  First Quarter.............................................   2.12    1.77
  Second Quarter............................................   1.95    1.65
  Third Quarter through August 12, 2002.....................   1.77    1.25

     On August 12, 2002, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the Over the Counter Bulletin Board was $1.39 per Share. On August 14, 2002, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares on the

Over the Counter Bulletin Board was $2.35 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     To date, Little Switzerland has not declared or paid cash dividends on the Shares. According to Little Switzerland's most recent Form 10-Q, filed with the SEC on April 9, 2002, it is highly unlikely Little Switzerland will pay dividends on the Shares in the near future.

7.  CERTAIN INFORMATION CONCERNING LITTLE SWITZERLAND

     Except for information contained in "Special Factors -- Certain Additional Little Switzerland Information," "Special Factors -- Tiffany Ownership and Operating Relationships with Little Switzerland," "Special Factors -- Certain Related Party Transactions" and "Special Factors -- Little Switzerland Financial Projections," the information concerning Little Switzerland contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Tiffany, International, Purchaser, the Dealer Manager and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Tiffany, International, Purchaser, the Dealer Manager and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Little Switzerland to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Tiffany, International, Purchaser, the Dealer Manager or the Information Agent.

     General. Little Switzerland is a Delaware corporation with its principal corporate offices located at 161-B Crown Bay, St. Thomas, U.S. Virgin Islands 00802. Its telephone number is (340) 776-2010. Little Switzerland has described its business as follows:

     Little Switzerland, Inc. is a specialty retailer of luxury items operating 18 distinctively-designed retail stores on five Caribbean islands (duty-free) and Alaska. Little Switzerland markets a wide selection of high-quality products including jewelry, watches, crystal, china, gifts and accessories. Little Switzerland is the exclusive retailer of certain brand-name products on some islands and in some areas of Alaska. Little Switzerland's customers are primarily tourists from the United States. Little Switzerland was incorporated in the state of Delaware on May 23, 1991. Little Switzerland Wholesale, Inc. and Little Switzerland Holding, Inc. are wholly-owned subsidiaries of Little Switzerland. As of May 26, 2001, there were ten subsidiaries of Little Switzerland Holding, Inc. incorporated in various jurisdictions, of which six subsidiaries are currently operating retail outlets. Little Switzerland Wholesale, Inc. purchases and resells products to all of Little Switzerland's stores.

     Intent To Tender; Recommendation; Little Switzerland Opinion. As of the date hereof:

     - Purchaser, International and Tiffany do not know whether or not any executive officer, director or affiliate of Little Switzerland intends to tender Shares in the Offer (other than Mr. Seymour Holtzman, who is a director on the Little Switzerland Board of Directors and who is obligated to sell his Shares pursuant to the terms of the stock purchase agreement entered into with International in connection with the Offer) and the nominees of Tiffany who are members of the Board of Directors of Little Switzerland, who intend to tender their Shares in the Offer;

     - none of Little Switzerland, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer; and

     - Little Switzerland has not made public any appraisal, report or opinion on the fairness of this transaction.

     Available Information. Little Switzerland is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Little Switzerland's directors and officers, their remuneration, stock options granted to them, the principal holders of Little Switzerland's securities, any material interests of such persons in transactions with Little Switzerland and other matters is required to be disclosed in proxy statements distributed to Little Switzerland's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

  FINANCIAL INFORMATION

                               LITTLE SWITZERLAND

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary historical consolidated financial data for Little Switzerland as of and for the nine months ended February 23, 2002 and February 24, 2001 and as of and for each of the years ended May 26, 2001 and May 27, 2000.

     This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Little Switzerland's Annual Report on Form 10-K for the year ended May 26, 2001 and the unaudited consolidated interim financial information contained in Little Switzerland's Quarterly Reports on Form 10-Q for the quarterly periods ended February 23, 2002 and February 24, 2001, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Little Switzerland with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "-- Available Information."

                                                     NINE MONTHS ENDED             FOR THE YEARS ENDED
                                               -----------------------------   ---------------------------
                                               FEB. 23, 2002   FEB. 24, 2001   MAY 26, 2001   MAY 27, 2000
                                               -------------   -------------   ------------   ------------
                                                    (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
  Net Sales..................................     $43,667         $40,501        $56,276        $ 55,026
  Cost of Sales..............................      24,202          23,651         31,700          35,689
  Selling, General and Administrative
     Expenses................................      22,703          22,276         32,452          32,657
  Net Earnings (loss)........................      (3,778)         (4,998)        (7,600)        (15,456)
Balance Sheet Data:
  Current Assets.............................     $35,609         $35,410        $38,021        $ 30,240
  Total Assets...............................      42,573          43,651         45,333          42,479
  Current Liabilities........................      17,353          26,480         16,906          20,924
  Total Liabilities..........................      22,902          26,682         22,044          21,126
  Total Stockholders' Equity.................      19,671          16,969         23,289          19,734
Other Data:
Cash Dividends Declared Per Common Share.....     $     0         $     0        $     0        $      0
Average Shares of Common Stock Outstanding...      16,508           8,665          9,269           8,629

     Little Switzerland historically has not reported a ratio of earnings to fixed charges or book value per Share.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per Share data for Little Switzerland. Basic and diluted earnings per common share is presented for the nine months ended February 23, 2002 and February 24, 2001 and for each of the years ended May 26, 2001 and May 27, 2000.

                                                 NINE MONTHS ENDED                 FOR THE YEARS ENDED
                                       -------------------------------------   ---------------------------
                                       FEBRUARY 23, 2002   FEBRUARY 24, 2001   MAY 26, 2001   MAY 27, 2000
                                       -----------------   -----------------   ------------   ------------
Basic and diluted net income (loss)
  per share..........................       $(0.23)             $(0.58)           $(0.82)        $(1.79)

8.  CERTAIN INFORMATION CONCERNING TIFFANY & CO., INTERNATIONAL AND PURCHASER

     General. Purchaser is a Delaware corporation that currently does not own any Shares. Purchaser is an indirect wholly-owned subsidiary of Tiffany, formed to purchase the Shares in the Offer. The principal executive offices of Purchaser are located at Tiffany & Co., 727 Fifth Avenue, New York, New York 10022. Its telephone number is (212) 755-8000.

     International, the parent company of Purchaser, is incorporated under the laws of the State of Delaware and has its principal executive offices at 727 Fifth Avenue, New York, New York 10022. Its telephone number is (212) 755-8000. International owns 7,410,000 Shares of Little Switzerland, as shown in Schedule B to this Offer. International is a holding company for Tiffany's international retail operations.

     Tiffany, the parent company of International, is incorporated under the laws of the State of Delaware and has its principal executive offices at 727 Fifth Avenue, New York, New York 10022. Its telephone number is (212) 755-8000. Tiffany, through its wholly-owned subsidiary, International, beneficially owns 7,410,000 Shares of Little Switzerland, as shown in Schedule B to this Offer.

     Tiffany's principal product categories are fine jewelry, timepieces, sterling silver goods, china, crystal, stationery, writing instruments, fragrances and personal accessories. Tiffany offers an extensive selection of Tiffany brand jewelry at a wide range of prices. In fiscal years 1999, 2000 and 2001, approximately 75%, 78% and 79%, respectively, of Tiffany's net sales were attributable to jewelry.

     None of Purchaser, Tiffany or International have made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see Section 9, "The Offer -- Merger; Appraisal Rights; Rule 13e-3."

     The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of Tiffany, International and Purchaser are set forth in Schedule A to this Offer to Purchase.

     Except as set forth under "Special Factors" or on Schedule B hereto, neither Purchaser, International nor Tiffany, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of Purchaser, International or Tiffany, has effectuated any transactions in Shares in the past 60 days. In addition, Schedule B hereto sets forth any acquisitions of Little Switzerland's securities by Purchaser, Tiffany and International during the past two years.

     Except as set forth under "Special Factors" or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between Purchaser, Tiffany or International, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Little Switzerland or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Little Switzerland's securities, an election of Little Switzerland's directors, or a sale or other transfer of a material amount of assets of Little Switzerland nor to the best knowledge of Tiffany, International and Purchaser have there been any negotiations or material contacts between (i) any affiliates of Little Switzerland or (ii) Little Switzerland or any of its affiliates and any person not affiliated with Little Switzerland who would have a direct interest in such matters. Except as described under "Special Factors", neither Tiffany, International nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with Little Switzerland or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

     None of Purchaser, Tiffany or International has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of Purchaser, Tiffany or International been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Fairness. The Board of Directors of each of Tiffany, International and Purchaser unanimously agreed to effect the Offer and the Merger.

     Intent To Tender. As of the date hereof, Purchaser, Tiffany and International do not know whether or not any of their executive officers or directors, any person controlling either of them or any executive officer or director of any corporation ultimately in charge of Purchaser, International or Tiffany intends to tender Shares in the Offer, other than the nominees of Tiffany who are members of the Board of Directors of Little Switzerland, who intend to tender their Shares in the Offer.

     Available Information. Additional information concerning Tiffany is set forth in Tiffany's Annual Report on Form 10-K for the year ended January 31, 2002, and its quarterly report for the fiscal quarter ended April 30, 2002, filed with the SEC on April 10, 2002 and June 10, 2002, respectively, which may be obtained from the SEC in the manner set forth with respect to information concerning Little Switzerland in Section 7, "The Offer -- Certain Information Concerning Little Switzerland."

     Forward-Looking Disclaimer. Statements Purchaser, International and Tiffany may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although Purchaser, International and Tiffany believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause Purchaser's, International's or Tiffany's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from Purchaser's, International's or Tiffany's expectations include federal and state regulatory developments, technology developments and capital expenditures, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, the effects of acquisitions and divestitures, the ability of Tiffany to effect all of its strategic initiatives as contemplated and other risks described from time to time in Tiffany's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.

9.  MERGER; APPRAISAL RIGHTS; RULE 13E-3

     Merger. If the Offer is successful and Purchaser acquires Shares which, together with Shares beneficially owned by Tiffany and its affiliates and Shares acquired by Purchaser pursuant to the stock purchase agreement with the Holtzmans, constitute at least 90% of the outstanding Shares, Tiffany currently intends to transfer (and cause International to transfer) the Shares owned by Tiffany and International to Purchaser to permit Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding Shares, Purchaser may merge into Little Switzerland by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Purchaser's Board of Directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by Purchaser upon surrender of Shares not owned by Purchaser) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Little Switzerland with Purchaser would not require the approval or any other action on the part of the Board of Directors or the stockholders of Little Switzerland. Purchaser intends to effect the Merger without a meeting of holders of Shares. The Merger is currently expected to occur as soon as possible after completion of the Offer.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by Tiffany and its subsidiaries, including Purchaser, of the outstanding Shares should fall below 90% due to the exercise of outstanding options to acquire Shares or for any other reason, Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH TIFFANY, INTERNATIONAL OR PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing and who properly demands an appraisal of such holder's Shares under
Section 262 of the DGCL will be entitled, in lieu of receiving the Merger consideration, to an appraisal by the Delaware Court of Chancery of the fair value of such holder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, such holder's Shares will be converted into the right to receive the cash consideration offered in the Merger. A stockholder may withdraw his demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Schedule C to this Offer to Purchase.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Rule 13e-3. Because Tiffany may be deemed to be an affiliate of Little Switzerland, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. Purchaser, International and Tiffany have provided such information in this Offer to Purchase.

10.  SOURCE AND AMOUNT OF FUNDS

     Tiffany estimates that the total amount of funds required to purchase all of the outstanding Shares in the Offer, other than those already owned by Tiffany, but including the Shares to be acquired pursuant to the stock purchase agreement with the Holtzmans, and to pay related fees and expenses will be approximately $27.1 million. Tiffany will assure that Purchaser will obtain these funds from cash on hand and working capital. The Offer is not conditioned upon Tiffany & Co. or any of its subsidiaries obtaining any financing.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if
(i) at the expiration of the Offering Period, the Minimum Condition has not been satisfied, (ii) at the expiration of the Offering Period, the Majority of the Minority Condition has not been satisfied or (iii) if on or after the date of the stock purchase agreement entered into by and between the Purchaser and the Holtzmans, and at or prior to the time of the expiration of the Offer:

          (a) any necessary approval, permit, authorization or consent of any Governmental Authority (as defined below) shall not have been obtained; or

          (b) any consent from a third party shall not have been obtained, if the failure to obtain that consent would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects (a "Material Adverse Effect") of Little Switzerland; or

          (c) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any Governmental Authority, that would reasonably be expected to, directly or indirectly:

             (i) make illegal or otherwise prohibit consummation of the Offer;

             (ii) prohibit or materially limit the ownership or operation by Tiffany, International or Purchaser of all or any material portion of the business or assets of Little Switzerland or compel Tiffany, International or Purchaser to dispose of or hold separately all or any material portion of the business or assets of either Tiffany, International or Purchaser or of Little Switzerland, or seek to impose any material limitation on the ability of Tiffany, International or Purchaser to conduct its business or own such assets, in any such case which would reasonably be expected to have a Material Adverse Effect on Tiffany, International, Purchaser or Little Switzerland, as the case may be;

             (iii) impose material limitations on the ability of Tiffany, International or Purchaser to effectively acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired by Tiffany, International or Purchaser pursuant to the stock purchase agreement with the Holtzmans or the Offer on all matters properly presented to Little Switzerland's shareholders;

             (iv) require divestiture by Tiffany, International or Purchaser of any Shares; or

             (v) result in a Material Adverse Effect on Little Switzerland;

          (d) there shall be instituted or pending any action or proceeding by any Governmental Authority that would reasonably be expected to result in, any of the consequences referred to in paragraph (c) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in paragraph (c) above;

          (e) there shall have occurred an event, change, occurrence or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on Little Switzerland;

          (f) it shall have been publicly disclosed or Purchaser shall have otherwise learned that a tender or exchange offer for 10% or more of the outstanding shares of Little Switzerland common stock shall have been commenced or publicly proposed to be made by another Person (as defined below), including Little Switzerland or its affiliates;

          (g) (i) the Board of Directors of Little Switzerland or any committee thereof shall have disapproved or recommended against the Offer or approved or recommended any acquisition or proposal for the acquisition of Little Switzerland common stock other than the Offer; (ii) any Person or group shall have entered into a definitive agreement or an agreement in principle with Little Switzerland with respect to a proposal for the acquisition of Little Switzerland common stock other than the Offer, or (iii) the Board of Directors of Little Switzerland or any committee thereof shall have resolved to do any of the foregoing; or

          (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments, whether or not mandatory, in respect of banks in the United States, (iii) the commencement of a war, declared or undeclared, or other international or national calamity directly or indirectly involving the United States,
     (iv) any limitation, whether or not mandatory, by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on either Tiffany or Purchaser and on the extension of credit by banks or other financial institutions, (v) from the date the Offer is initiated through the Expiration Date, a decline of at least 15% in the Dow Jones Industrial Average or the Standard & Poor's 500 Index for any one week period, or (vi) in the case of any of the foregoing, existing at the date the Offer is initiated, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of Purchaser, International and Tiffany and may be asserted by Purchaser, International or Tiffany regardless of the circumstances, including any action or inaction by Purchaser, International or Tiffany, giving rise to any such conditions or may be waived by Purchaser, International or Tiffany, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Tiffany, International or Purchaser. The determination as to whether any condition has occurred shall be in the sole and reasonable judgment of Purchaser, International and Tiffany and will be final and binding on all parties. The failure by Purchaser, International or Tiffany at any time to exercise any of the foregoing rights shall not waive any such right and each such right shall be an ongoing right that may be asserted at any time and from time to time.

     In no event, will Tiffany, International and Purchaser purchase Shares in the Offer unless the Majority of the Minority Condition has been satisfied. The Majority of the Minority Condition will not be waived.

     As used herein, the term "Applicable Law" means any domestic or foreign law, rule or regulation, order, writ, judgment, injunction, decree, determination or award.

     As used herein, the term "Governmental Authority" means any nation or government or multinational body, any state, agency, commission or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government.

     As used herein, the term "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

     Tiffany will make, or cause to be made, a public announcement of a material change in, or waiver of, such conditions, and the Offer, in certain circumstances, may be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date hereof, Little Switzerland should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, Purchaser, in its sole discretion and subject to the provisions of Section 11, "The Offer -- Certain Conditions of the Offer," may make such adjustments as it deems appropriate in the Offer price and other terms of the Offer, including the number or type of securities offered to be purchased.

     If, on or after the date hereof, Little Switzerland should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Little Switzerland's stock transfer records:

     - subject to the provisions of Section 11, "The Offer -- Certain Conditions of the Offer," the Purchaser, in its sole discretion, may reduce the Offer price and other terms of the Offer by the amount of any such cash dividend or cash distribution and

     - the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders (a) will be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, will be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.  CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Little Switzerland, Purchaser, International and Tiffany are not aware of any licenses or other regulatory permits that appear to be material to the business of Little Switzerland and that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, Purchaser currently contemplates that such approval or action would be sought or taken. Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions, or that adverse consequences would not result to Little Switzerland's or Purchaser's business or that certain parts of Little Switzerland's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. Any of these developments could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer -- Certain Conditions of the Offer."

     Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements and the Offer is not a reportable transaction under the HSR Act.

     Section 203 Of The DGCL. In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless certain conditions, such as approval from the board of directors or owning at least 85% of the voting stock of the corporation prior to the Business Combination, are met. Since the original purchase of Shares by Tiffany in the May 1, 2001 transaction was approved by the Board of Directors of Little Switzerland, Tiffany, International and Purchaser believe that the Section 203 restrictions do not apply to the Offer or the proposed Merger. For a description of the May 1, 2001 transaction, see "Special Factors--Certain Related Party Transactions."

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. In Edgar v. Mite Corporation, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Little Switzerland conducts business in Alaska and Florida, each of which has enacted takeover laws, and outside the United States. Although Tiffany, International and Purchaser believe that both Alaska's and Florida's takeover laws do not apply to the Offer or the Merger, none of Tiffany, International or Purchaser has determined whether any other state's takeover laws and regulations will by their terms apply to the Offer or the Merger. Except as set forth above, neither Tiffany, International nor Purchaser has recently attempted to comply with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger. Nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, "The Offer -- Certain Conditions of the Offer."

14.  CERTAIN EFFECTS OF THE OFFER

     Participation In Future Growth. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of Little Switzerland and will not have the right to vote on corporate matters relating to Little Switzerland. If the Offer and the Merger are completed, Tiffany, as the ultimate parent company of Little Switzerland, will indirectly own a 100% interest in the net book value and net earnings of Little Switzerland and will benefit from any future increase in the value of Little Switzerland. Similarly, Tiffany will bear the risk of any decrease in the value of Little Switzerland, and you will not face the risk of a decline in the value of Little Switzerland. Upon the completion of the Merger, Tiffany's beneficial interest in Little Switzerland's net book value and net loss would increase from approximately 45% to 100% and Little Switzerland would no longer be a public company.

     Market For Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Tiffany, International nor Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price to be paid in the Offer.

     Stock Quotation. The Shares are quoted on the Over the Counter Bulletin Board. According to published guidelines of the Over the Counter Bulletin Board, the Shares might no longer be eligible for quotation on the Over the Counter Bulletin Board if, among other things, Little Switzerland no longer files reports pursuant to Section 13 or Section 15(d) of the Exchange Act. If the Shares were to cease to be quoted on the Over the Counter Bulletin Board, the market for the Shares would be adversely affected.

     Margin Regulations. The Shares are not presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Little Switzerland to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Little Switzerland to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Little Switzerland, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Little Switzerland and persons holding "restricted securities" of Little Switzerland to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for inclusion on the Over the Counter Bulletin Board.

15.  FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Tiffany has retained Lehman Brothers as financial advisor and Dealer Manager in connection with the Offer. Tiffany has agreed to pay Lehman Brothers a transaction fee of $600,000, a portion of which is contingent upon successful completion of the Offer. Tiffany has also agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement.

     Tiffany has also retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     Purchaser has retained Mellon Investor Services LLC to act as the Depositary in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     In addition, Little Switzerland will incur its own fees and expenses in connection with the Offer.

     The following is an estimate of the fees and expenses to be incurred by
Purchaser:

Filing Fees.................................................   $  2,400
Financial Advisor's Fees and Expenses.......................    620,000
Accounting Fees and Expenses................................      7,500
Depositary Fees.............................................     37,000
Information Agent Fees......................................     10,000
Legal, Printing and Miscellaneous Fees and Expenses.........    313,100
                                                               --------
     Total..................................................   $990,000
                                                               ========

16.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither Purchaser nor Tiffany is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Purchaser, International and Tiffany have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Offer -- Certain Information Concerning Little Switzerland."

     No person has been authorized to give any information or make any representation on behalf of Purchaser, International or Tiffany not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          TSAC CORP.

                                          TIFFANY & CO.

                                          TIFFANY & CO. INTERNATIONAL

August 15, 2002

                                                                      SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                OFFICERS OF TIFFANY, INTERNATIONAL AND PURCHASER

     The following persons are the executive officers and/or directors of Tiffany, International and Purchaser as of the date of this Offer to Purchase. To the best knowledge of Tiffany, International and Purchaser, none of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Tiffany, International and Purchaser. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at Tiffany & Co., 600 Madison Avenue, New York, New York 10022 (telephone number (212) 755-8000).

                                 TIFFANY & CO.

                               EXECUTIVE OFFICERS

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
William R. Chaney               Director and Chairman of the    Mr. Chaney, Chairman of Tiffany
                                Board -- Tiffany & Co.;         since August 1984, joined
                                Chairman -- Tiffany and         Tiffany in January 1980 as a
                                Company.                        member of its Board. From
                                                                August 1984 through January 31,
                                                                1999, he also served as Chief
                                                                Executive Officer of Tiffany.
                                                                Prior to 1984 he served as an
                                                                executive officer of Avon
                                                                Products Inc. Mr. Chaney also
                                                                serves on the board of
                                                                directors of The Bank of New
                                                                York, the Atlantic Mutual
                                                                Companies and Provident
                                                                Holdings, Inc. The Bank of New
                                                                York is Tiffany's principal
                                                                banking relationship, serving
                                                                as Administrative Agent and a
                                                                lender under Tiffany's
                                                                revolving credit facility and
                                                                as trustee of the Tiffany
                                                                Pension Plan.

Michael J. Kowalski             Director, President and Chief   Mr. Kowalski was appointed
                                Executive Officer -- Tiffany &  President of Tiffany on January
                                Co.; Director, President and    18, 1996 and served as Chief
                                Chief Executive                 Operating Officer from January
                                Officer -- Tiffany and          1997 until his appointment as
                                Company; Director and Vice      Chief Executive Officer on
                                President -- Judel Products     February 1, 1999, succeeding
                                Corp.; Chairman -- Tiffany &    William R. Chaney. He has
                                Co. Watch Center A.G.;          served on Tiffany's Board
                                Director and
                                President -- Tiffany & Co.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
                                International; Director,        of Directors since January
                                Chairman and Vice               1995. He previously served as
                                President -- Tiffany & Co.      Executive Vice President of
                                Japan, Inc.; Director --        Tiffany from March 19, 1992,
                                Tiffany & Co. K.K.;             with overall responsibility in
                                Director -- Tiffco Korea,       the following areas:
                                Ltd.; Director -- Uptown        merchandising, marketing,
                                Alliance (M) Sdn. Bhd.;         advertising, public relations
                                Director -- Tiffany & Co. Pte.  and product design. He has held
                                Ltd.; Director and              a variety of merchandising
                                President -- The Tiffany & Co.  management positions since
                                Foundation.                     joining Tiffany in 1983 as
                                                                Director of Financial Planning.

James E. Quinn                  Director and Vice Chairman --   Mr. Quinn joined Tiffany in
                                Tiffany & Co.; Director and     July 1986 as Vice President of
                                Vice Chairman -- Tiffany and    branch sales for Tiffany's
                                Company; Director -- Tiffany &  corporate sales operations and
                                Co. International; Director     has since had various
                                and President -- Tiffany & Co.  responsibilities for sales
                                Mexico, S.A. de C.V.;           management and operations. He
                                Director -- Tiffany & Co.       was promoted to Executive Vice
                                Japan Inc.;                     President on March 19, 1992 and
                                Director -- Tiffany & Co. New   assumed responsibility for
                                York Limited; Director --       retail and corporate sales for
                                Tiffany & Co. Italia S.p.A.;    the Americas in 1994. In
                                Director -- Tiffany & Co.       January 1995 he became a member
                                K.K.; Director -- Tiffany &     of Tiffany's Board of Directors
                                Co. A.G.; Director -- Tiffany   and in January 1998 he was
                                & Co. (UK); Director -- Sindat  appointed Vice Chairman. He has
                                Limited.                        responsibility for worldwide
                                                                sales. Mr. Quinn is a member of
                                                                the board of directors of BNY
                                                                Hamilton Funds, Inc. and Mutual
                                                                of America Capital Management.
                                                                Mr. Quinn also serves on the
                                                                board of directors of Little
                                                                Switzerland.

Beth O. Canavan                 Executive Vice President --     Ms. Canavan joined Tiffany in
                                Tiffany & Co.; Executive Vice   May 1987 as Director of New
                                President -- Tiffany and        Store Development. She later
                                Company.                        held the positions of Vice
                                                                President, Retail Sales
                                                                Development in 1990, Vice
                                                                President and General Manager
                                                                of the New York Store in 1992
                                                                and Eastern Regional Vice
                                                                President in 1994. In 1997, she
                                                                assumed the position of Senior
                                                                Vice President for U.S. Retail
                                                                and in January 2000 she was
                                                                promoted to Executive Vice
                                                                President responsible for
                                                                retail sales activities in the
                                                                U.S. and Canada, retail store
                                                                expansion

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
                                                                and customer service. In May
                                                                2001, Ms. Canavan also assumed
                                                                responsibility for direct sales
                                                                and business sales activities
                                                                in the U.S. and Canada.

James N. Fernandez              Executive Vice President and    Mr. Fernandez joined Tiffany in
                                Chief Financial Officer --      October 1983 and has held
                                Tiffany & Co.; Director, Vice   various positions in financial
                                President and Chief Financial   planning and management prior
                                Officer -- Tiffany & Co. ICT,   to his appointment as Senior
                                Inc.; Director, Vice President  Vice President -- Chief
                                and Chief Financial Officer --  Financial Officer in April
                                Tiffany & Co. International;    1989. In January 1998, he was
                                General Officer -- Tiffany &    promoted to Executive Vice
                                Co. Watch Center A.G.;          President -- Chief Financial
                                Director, Vice President and    Officer, at which time his
                                Chief Financial                 responsibilities were expanded
                                Officer -- Tiffany & Co. Japan  to include distribution in
                                Inc.; Director, Executive Vice  addition to his
                                President and Chief Financial   responsibilities for the
                                Officer -- Tiffany and          accounting, treasury, investor
                                Company; Director, Vice         relations, information
                                President and Chief Financial   technology, financial planning
                                Officer -- Judel Products       and internal audit functions.
                                Corp.; Statutory                Mr. Fernandez serves on the
                                Auditor -- Tiffco Korea, Ltd.;  board of directors of Aber
                                Statutory Auditor -- Uptown     Diamond Corporation, a
                                Alliance (M) Sdn. Bhd.;         publicly-traded company in
                                Director and Vice President --  which Tiffany holds a 14.7%
                                Tiffany & Co. Mexico, S.A. de   equity interest. Aber is a 40%
                                C.V.; Director and Chief        participant of the Diavik
                                Financial Officer -- Tiffany &  Diamonds Project in Northwest
                                Co. (UK); Director -- Tiffany   Canada.
                                (NJ) Inc.; Director and
                                Executive Vice
                                President -- The Tiffany & Co.
                                Foundation.

Victoria Berger-Gross           Senior Vice President, Human    Dr. Berger-Gross joined Tiffany
                                Resources -- Tiffany & Co.;     in February 2001 as Senior Vice
                                Senior Vice                     President -- Human Resources.
                                President -- Tiffany and        Prior to joining Tiffany, she
                                Company.                        served as Senior Vice President
                                                                & Director of Human Resources
                                                                at Lehman Brothers from May
                                                                2000, Senior Director -- Human
                                                                Resources at Bertelsmann A.G.'s
                                                                BMG Entertainment from March
                                                                1998 and Vice President --
                                                                Organizational Effectiveness at
                                                                Personnel Decisions
                                                                International from January
                                                                1990.

Patrick B. Dorsey               Senior Vice President, General  Mr. Dorsey joined Tiffany in
                                Counsel and Secretary --        July 1985 as General Counsel
                                Tiffany & Co.; Director, Vice   and Secretary. Mr. Dorsey also
                                                                serves

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
                                President and Secretary --      on the board of directors of
                                Tiffany & Co. ICT, Inc.;        Little Switzerland.
                                Director, Vice President and
                                Secretary -- Tiffany & Co.
                                International; General
                                Officer -- Tiffany & Co. Watch
                                Center A.G.; Director, Vice
                                President and
                                Secretary -- Tiffany & Co.
                                Japan Inc.; Director, Senior
                                Vice President, Secretary and
                                General Counsel -- Tiffany and
                                Company; Director, Vice
                                President and
                                Secretary -- Judel Products
                                Corp.; Director -- Tiffco
                                Korea, Ltd.;
                                Director -- Uptown Alliance
                                (M) Sdn. Bhd.; Director, Vice
                                President and Secretary --
                                Tiffany & Co. Mexico, S.A. de
                                C.V.; Director -- Tiffany &
                                Co. (UK); Director and
                                Secretary -- Tiffany (NJ)
                                Inc.; Director and
                                Secretary -- The Tiffany & Co.
                                Foundation;
                                Director -- Tiffany & Co. NY
                                Limited; Director -- Tiffany &
                                Co. of New York Limited;
                                Director -- Tiffany & Co. Pte.
                                Ltd.; Director -- Tiffany &
                                Co. Pte. Ltd. (Malaysia).

Linda A. Hanson                 Senior Vice President,          Ms. Hanson joined Tiffany in
                                Merchandising -- Tiffany &      April 1990 as a management
                                Co.; Senior Vice                associate. She assumed her
                                President -- Tiffany and        current responsibilities in
                                Company.                        July 1997.

Fernanda M. Kellogg             Senior Vice President, Public   Ms. Kellogg joined Tiffany in
                                Relations -- Tiffany & Co.;     October 1984 as Director of
                                Senior Vice                     Retail Marketing. She assumed
                                President -- Tiffany and        her current responsibilities in
                                Company; Director and Vice      January 1990.
                                President -- The Tiffany & Co.
                                Foundation.

Caroline D. Naggiar             Senior Vice President,          Ms. Naggiar joined Tiffany in
                                Marketing -- Tiffany & Co.;     June 1997 as Vice President --
                                Senior Vice                     Marketing Communications. She
                                President -- Tiffany and        assumed her current
                                Company.                        responsibilities in February
                                                                1998. Prior to joining Tiffany,
                                                                she served as Vice President --
                                                                Management Representative of
                                                                McCann-Erickson Advertising
                                                                from January 1993, where she

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
                                                                was responsible for the Tiffany
                                                                account.

John S. Petterson               Senior Vice President,          Mr. Petterson joined Tiffany in
                                Operations -- Tiffany & Co.     1988 as a management associate.
                                                                He was promoted to Senior Vice
                                                                President -- Corporate Sales in
                                                                May 1995 and in February 2000
                                                                his responsibilities were
                                                                expanded to include Direct Mail
                                                                and the E-Commerce business. In
                                                                May 2001, Mr. Petterson assumed
                                                                the new role of Senior Vice
                                                                President -- Operations, with
                                                                responsibility for worldwide
                                                                distribution, customer service
                                                                and security activities.

                                 TIFFANY & CO.

                                   DIRECTORS

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
William R. Chaney               Director, Chairman of the       Mr. Chaney, 69, is the Chairman
                                Board and Member of the         of the Board of Directors.
                                Dividend Committee.             Please refer to "Tiffany &
                                                                Co. -- Executive Officers" for
                                                                additional information
                                                                regarding Mr. Chaney's
                                                                employment history.

Rose Marie Bravo                Director and Member of the      Ms. Bravo, 51, is Worldwide
  Burberrys Limited             Compensation Committee, Stock   Chief Executive of Burberry
  Office of the Chief           Option Committee and            Limited and is a member of its
  Executive 18-22 Haymarket     Nominating Committee.           Board of Directors. Ms. Bravo
  London SW1Y 4DQ                                               previously served as President
                                                                of Saks Fifth Avenue from 1992
                                                                to 1997. Ms. Bravo became a
                                                                director of Tiffany in October
                                                                1997 when she was selected by
                                                                the Board of Directors to fill
                                                                a newly created directorship.

Samuel L. Hayes III             Director and Member of the      Professor Hayes, 67, has been
  Cumnock Hall 300,             Audit Committee, Compensation   the Jacob H. Schiff Professor
  Harvard Business School       Committee, Stock Option         of Investment Banking at the
  Boston, MA 02163              Committee and Nominating        Harvard Business School since
                                Committee.                      1975. In 1998, he accepted
                                                                emeritus status. He was elected
                                                                a director of Tiffany in 1984.
                                                                He also serves on the boards of
                                                                the Eaton Vance Group of Funds
                                                                and Telect, Inc.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
Abby F. Kohnstamm               Director and Member of the      Ms. Kohnstamm, 48, is the
  IBM Corporation               Compensation Committee, Stock   Senior Vice President,
  New Orchard Road, MD 335      Option Committee and            Marketing of IBM Corporation.
  Armonk, NY 10504              Nominating Committee.           In this capacity, she has
                                                                overall responsibility for
                                                                marketing at IBM. She is also a
                                                                member of IBM's Executive
                                                                Committee. Prior to joining IBM
                                                                in June 1993, Ms. Kohnstamm
                                                                held a number of senior
                                                                marketing positions at American
                                                                Express. Ms. Kohnstamm also
                                                                serves on the Board of Trustees
                                                                of Tufts University, the Board
                                                                of Overseers at New York
                                                                University's Stern School of
                                                                Business and the Association of
                                                                National Advertisers board. She
                                                                became a director of Tiffany in
                                                                July 2001, when she was
                                                                selected by the Board of
                                                                Directors to replace a retiring
                                                                director. IBM Corporation and
                                                                its affiliated companies
                                                                provide data-processing and
                                                                communication hardware,
                                                                software and services to
                                                                Tiffany and purchase business
                                                                gifts from Tiffany. Tiffany
                                                                uses IBM products for many
                                                                important data-processing
                                                                functions.

Michael J. Kowalski             Director and Member of the      Mr. Kowalski, 50, is President
                                Dividend Committee.             and Chief Executive Officer of
                                                                Tiffany. Please refer to
                                                                "Tiffany & Co. -- Executive
                                                                Officers" for additional
                                                                information regarding Mr.
                                                                Kowalski's employment history.

Charles K. Marquis              Director and Member of the      Mr. Marquis, 59, is a Senior
                                Audit Committee, Compensation   Advisor to Investcorp
                                Committee, Stock Option         International, Inc. From 1974
                                Committee and Nominating        through 1998, he was a partner
                                Committee.                      in the law firm of Gibson, Dunn
                                                                & Crutcher LLP. He was elected
                                                                a director of Tiffany & Co. in
                                                                1984. Mr. Marquis also serves
                                                                on the Boards of Directors of
                                                                CSK Auto Corporation, Jostens,
                                                                Inc. and Werner Holding Co.

James E. Quinn                  Director and Member of the      Mr. Quinn, 50, is Vice Chairman
                                Dividend Committee.             of Tiffany, responsible for
                                                                sales

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
                                                                throughout the world. He became
                                                                a director of Tiffany in
                                                                January 1995. Please refer to
                                                                "Tiffany & Co. -- Executive
                                                                Officers" for additional
                                                                information regarding Mr.
                                                                Quinn's employment history.

William A. Shutzer              Director and Member of the      Mr. Shutzer, 55, is a Managing
  Lehman Brothers Inc.          Audit Committee, Compensation   Director of Lehman Brothers. He
  399 Park Avenue               Committee and Nominating        previously served as a Partner
  New York, NY 10022            Committee.                      in Thomas Weisel Partners LLC,
                                                                a merchant banking firm, from
                                                                1999 through 2000, as Executive
                                                                Vice President of ING Baring
                                                                Furman Selz LLC from 1998
                                                                through 1999, President of
                                                                Furman Selz Inc. from 1995
                                                                through 1997 and as a Managing
                                                                Director of Lehman Brothers and
                                                                its predecessors from 1978
                                                                through 1994. He was elected a
                                                                director of Tiffany in 1984.
                                                                Mr. Shutzer is also a member of
                                                                the Boards of Directors of INT
                                                                Media Group, Inc., Blount
                                                                International, Inc., Practice
                                                                Works, Inc., and RSI Holding
                                                                Corp. Lehman Brothers has
                                                                provided investment banking
                                                                services to Tiffany in the past
                                                                and continues to provide
                                                                financial advise to Tiffany.

                         TIFFANY AND CO. INTERNATIONAL

                             DIRECTORS AND OFFICERS

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
Patrick B. Dorsey               Director, Vice President and    Mr. Dorsey became a director of
                                Secretary.                      International in January 1988.
                                                                Please refer to "Tiffany &
                                                                Co. -- Executive Officers" for
                                                                additional information
                                                                regarding Mr. Dorsey's
                                                                employment history.

James N. Fernandez              Director, Vice President and    Mr. Fernandez joined
                                Chief Financial Officer.        International in July 1989.
                                                                Please refer to "Tiffany &
                                                                Co. -- Executive Officers" for
                                                                additional information
                                                                regarding Mr. Fernandez's
                                                                employment history.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
Michael J. Kowalski             Director and President.         Mr. Kowalski joined
                                                                International in May 1995.
                                                                Please refer to "Tiffany &
                                                                Co. -- Executive Officers" for
                                                                additional information
                                                                regarding Mr. Kowalski's
                                                                employment history.

James E. Quinn                  Director and Vice President.    Mr. Quinn joined International
                                                                in May 1995. Please refer to
                                                                "Tiffany & Co. -- Executive
                                                                Officers" for additional
                                                                information regarding Mr.
                                                                Quinn's employment history.

Warren S. Feld                  Controller -- Tiffany & Co.;    Mr. Feld joined International
  Tiffany & Co.                 Vice President and              in August 1997.
  Finance Division              Controller -- Tiffany and
  15 Sylvan Way                 Company; Controller -- Tiffany
  Parsippany, NJ 07054          & Co. ICT., Inc.;
                                Controller -- Tiffany & Co.
                                International; Controller --
                                Tiffany & Co. Japan, Inc.;
                                Controller -- Judel Products
                                Corp.; Controller -- Tiffany &
                                Co. Mexico, S.A. de C.V.;
                                President -- Tiffany (NJ) Inc.

Michael W. Connolly             Treasurer.                      Mr. Connolly joined
  Tiffany & Co.                                                 International in August 1997.
  Finance Division
  15 Sylvan Way
  Parsippany, NJ 07054

                                   TSAC CORP.

                             DIRECTORS AND OFFICERS

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
Patrick B. Dorsey               Director and Secretary and      Mr. Dorsey became a director
                                Treasurer.                      and Secretary and Treasurer of
                                                                TSAC in June 2002. Please refer
                                                                to "Tiffany & Co. -- Executive
                                                                Officers" for additional
                                                                information regarding Mr.
                                                                Dorsey's employment history.

James N. Fernandez              Director and Vice President.    Mr. Fernandez became a director
                                                                and Vice President of TSAC in
                                                                June 2002. Please refer to
                                                                "Tiffany & Co. -- Executive
                                                                Officers" for additional
                                                                information regarding

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                   EMPLOYMENT AND FIVE-YEAR
NAME                                      OFFICE(S)                   EMPLOYMENT HISTORY
----                                      ---------             -------------------------------
                                                                Mr. Fernandez's employment
                                                                history.

Michael J. Kowalski             Director and Vice President.    Mr. Kowalski became a director
                                                                and Vice President of TSAC in
                                                                June 2002. Please refer to
                                                                "Tiffany & Co. -- Executive
                                                                Officers" for additional
                                                                information regarding Mr.
                                                                Kowalski's employment history.

James E. Quinn                  Director and President.         Mr. Quinn became a director and
                                                                President of TSAC in June 2002.
                                                                Please refer to "Tiffany &
                                                                Co. -- Executive Officers" for
                                                                additional information
                                                                regarding Mr. Quinn's
                                                                employment history.

                                                                      SCHEDULE B

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the current ownership of Shares by Purchaser, International and Tiffany (including their respective directors and executive officers).

                                                                  AMOUNT AND
                                                                   NATURE OF          PERCENTAGE OF
FILING PERSON(S)                                               BENEFICIAL OWNER         STOCK(1)
----------------                                              -------------------     -------------
Tiffany & Co. ..............................................       7,410,000(2)           44.3%
Tiffany & Co. International.................................       7,410,000              44.3%
TSAC Corp. .................................................               0                 0
James E. Quinn..............................................          10,000(3)              *
Patrick B. Dorsey...........................................          10,000(3)              *

---------------

 *  Less than 1%

(1) Based upon the latest information provided by Little Switzerland, that, as of August 14, 2002, there were 16,721,972 Shares of Little Switzerland common stock outstanding. Based also upon, and in accordance with, information provided in Tiffany & Co.'s and International's most recent
    Schedule 13D, dated as of May 10, 2001.

(2) Share ownership is based on Tiffany & Co.'s 100% ownership of Tiffany & Co. International.

(3) Includes Shares which the named directors had the right to acquire through the exercise of stock options within 60 days of August 14, 2002.

     Transactions In Shares During The Past Sixty Days. Neither Purchaser nor Tiffany & Co. has any knowledge of Share transactions effectuated in the past sixty days by Tiffany & Co., International or Purchaser, any of their executive officers or directors, any other Tiffany & Co. subsidiaries or affiliates, or Little Switzerland or any pension, profit sharing or similar plan of Little Switzerland or its affiliates.

     Prior Share Purchases By Tiffany And Purchaser. In the past two years, Tiffany and Purchaser have not acquired any securities of Little Switzerland, except for Tiffany's May, 2001 equity investment in Little Switzerland in which International purchased 7,410,000 newly issued unregistered Shares, which represented approximately 45% of Little Switzerland's outstanding Shares, at an aggregate cost of approximately $9.3 million. The purchase price per Share was $1.25.

                                                                      SCHEDULE C

                EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                  STATE OF DELAWARE RELATING TO THE RIGHTS OF
                DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of Little Switzerland or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

           BY MAIL:                 BY OVERNIGHT DELIVERY:                 BY HAND:
           --------                 ----------------------                 --------
 Mellon Investor Services LLC    Mellon Investor Services LLC    Mellon Investor Services LLC
   Reorganization Department       Reorganization Department       Reorganization Department
          PO Box 3301                 85 Challenger Road           120 Broadway, 13th floor
  South Hackensack, NJ 07606          Mail Stop -- Reorg              New York, NY 10271
                                   Ridgefield Park, NJ 07660

                       FOR NOTICE OF GUARANTEED DELIVERY
                           BY FACSIMILE TRANSMISSION:
                                 (201) 296-4293

                    TO CONFIRM FACSIMILE TRANSMISSION ONLY:
                                 (201) 296-4860

                           FOR TELEPHONE ASSISTANCE:
                                 (800) 777-3674

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers listed below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials from the Information Agent as set forth below, and they will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                          445 Park Avenue, Fifth Floor
                            New York, New York 10022
                         E-mail: LSVI.info@morrowco.com

             Banks and Brokerage Firms, Please Call: (800) 654-2468

                   STOCKHOLDERS, PLEASE CALL: (800) 607-0088
                    All Others Call Collect: (212) 754-8000

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                               745 Seventh Avenue
                            New York, New York 10019
                 Call Collect: (212) 526-3444 or (212) 526-2566